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                                                                    EXHIBIT 4.14

                                                               DATED 6 JUNE 2001


                         THE ROYAL BANK OF SCOTLAND PLC

                                       and

                                PETROMAR LIMITED


                 ----------------------------------------------

                                 LOAN AGREEMENT
                        for a USD20,000,000 loan facility
                          in respect of Hull No. S1051
                        at Daedong Shipbuilding Co. Ltd.
                                (tbn "PETROMAR")

                 ----------------------------------------------

                           Sinclair Roche & Temperley
                                     London

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                                      INDEX
                                      -----

CLAUSE            SUBJECT                                                    PAGE NO.
------            -------                                                    --------
1.                PURPOSE, DEFINITIONS AND CONSTRUCTION                        1
2.                THE BANK'S COMMITMENT                                        9
3.                USE OF PROCEEDS                                              9
4.                DRAWDOWN                                                     9
5.                INTEREST                                                    10
6.                DEFAULT INTEREST                                            11
7.                SUBSTITUTE BASIS OF FUNDING FOR THE LOAN                    12
8.                REPAYMENT AND PREPAYMENT                                    13
9.                SECURITY                                                    15
10.               FEES                                                        16
11.               PAYMENT AND ACCOUNTS                                        16
12.               REPRESENTATIONS AND WARRANTIES                              18
13.               COVENANTS AND UNDERTAKINGS                                  21
14.               EVENTS OF DEFAULT                                           24
15.               YIELD PROTECTION, ILLEGALITY AND
                  FORCE MAJEURE                                               26
16.               TAXES                                                       27
17.               BENEFIT OF AGREEMENT                                        28
18.               EXPENSES AND INDEMNITIES                                    29
19.               SET-OFF AND COMBINATION OF ACCOUNTS                         30
20.               MISCELLANEOUS                                               31
21.               NOTICES                                                     31
22.               GOVERNING LAW, JURISDICTION AND PROCESS                     32

SCHEDULE 1 THE MANDATORY COST RATE

SCHEDULE 2 THE CONDITIONS PRECEDENT

SCHEDULE 3 THE FORM OF UTILISATION REQUEST

SCHEDULE 4 THE MANAGER'S UNDERTAKING

EXECUTION PAGE

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THIS LOAN AGREEMENT dated the 6th day of June 2001 is made by and between:-

(1)      THE ROYAL BANK OF SCOTLAND PLC and

(2)      PETROMAR LIMITED

IT IS AGREED as follows:-

1.       PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1 This Agreement sets forth the terms and conditions upon which the Bank will make available to the Borrower from the Lending Office (as hereinafter defined) a secured floating interest rate term loan of up to twenty million United States Dollars (USD20,000,000) to part finance the purchase of the Ship hereinafter defined).

1.2 In this Agreement the following words and expressions shall have the following meanings:-

         "Advance"
         the amount drawn down (or, as the context may require, to be drawn down) by the Borrower under the Facility;

         "Agreement"
         this agreement including its Schedules;

         "Applicable Rate"
         One per cent (1%) per annum;

         "Assignment of Earnings"
         the first priority assignment of the Earnings to be entered into by the Borrower in favour of the Bank, such assignment to be in form and substance satisfactory to the Bank;

         "Assignment of Insurances"
         the first priority assignment of the Insurances and all Requisition Compensation to be entered into by the Borrower in favour of the Bank, such assignment to be in form and substance satisfactory to the Bank;

         "Bank"
         The Royal Bank of Scotland p1c, a banking institution established under the laws of Scotland having its registered office at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland and acting through the Lending Office;

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         "Banking Day"
         a day (other than Saturday or Sunday) on which commercial banks and foreign exchange markets are open for domestic and foreign exchange business in London and, for the purpose of ascertaining when payments are to be made under this Agreement, also in New York City;

         "Borrowed Money"
         any amount actually or contingently payable by an entity as a result of any transaction entered into to enable such entity to finance its operations, working or longer term capital requirements, debts, receivables, inventory or any other aspect of its business;

         "Borrower"
         Petromar Limited, a company organised and existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia;

         "Break Costs"
         the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank at any time, either:-

         (A) as a result of any repayment of the Loan or any part thereof otherwise than in accordance with Clause 8 and on a day other than an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or

         (B) as a result of the Borrower for any reason failing or being incapable of drawing the Loan or any part thereof after serving a Utilisation Request upon the Bank,

         in liquidating or reemploying fixed deposits acquired to maintain the Loan or any part thereof as certified by the Bank to the Borrower on each occasion on which they may arise;

         "Builder"
         Daedong Shipbuilding Co. Ltd., a company organised and existing under the laws of Korea having its principal office at 100, Wonpo-dong, Chinhee, Kyungsangnam-do, Korea;

         "Building Contract"
         the agreement dated 23 November 1999 made between the Seller and the Builder for the construction, launching and equipping of an oil/chemical tanker d.w.t. 25,300 designated as Builder's hull number S1051;

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         "certified copy"
         in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true and complete copy of the original by any of the directors or the secretary or assistant secretary for the time being of such company or such company's solicitors or counsel;

         "Closing Date"
         30 June 2001 or such later date as the Bank may agree in writing in its sole and unfettered discretion (without having any legal or other commitment of any kind to that effect);

         "Compulsory Acquisition"
         requisition for title or other compulsory acquisition of the Ship (otherwise than by requisition for hire), capture, seizure, arrest, detention or confiscation of the Ship by or on behalf of any government or governmental authority or agency or by persons acting or purporting to act on behalf of any such government or governmental authority or agency unless the Ship be released from such compulsory acquisition, capture, seizure, arrest, detention or confiscation within thirty (30) days of the occurrence thereof;

         "Conditions Precedent"
         the conditions set forth in Schedule 1;

         "Credit Support Document", "Credit Support Provider" and "Early Termination Date" each have the meaning given to that expression in section 14 of the Master Agreement;

         "Delivery Date"
         the date on which the Ship is delivered to and accepted by the Borrower under the MOA;

         "Dollars" and "USD"
         United States Dollars, being the legal currency at any relevant time hereunder of the United States of America and in respect of all payments under the Security Documents immediately available funds or such other United States Dollars funds as shall at any such relevant time be customary for settlement of international banking transactions in New York on a same day basis;

         "Drawdown Date"
         the date on which the Advance is drawn down;

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         "Earnings"
         all moneys whatsoever due or to become due to the Borrower at any time during the Loan Period arising out of the use or operation of the Ship including (but without prejudice to the generality of the foregoing) all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or any other contract of employment of the Ship;

         "Encumbrance"
         any mortgage, assignment, transfer by way of security, charge, pledge, lien, title retention, security interest, hypothecation, trust arrangement or other encumbrance securing or any right conferring a priority of payment in respect of any obligation of any person;

         "Equivalent Amount"
         in relation to an amount of one currency (the "first amount") such amount of another currency which, on any relevant date, the Bank certifies it could have purchased by exchanging the first amount therefor for immediate delivery at the rate of exchange between such currencies certified by the Bank to be the rate at which it would have been able, at the opening of business on such date, to effect such transaction;

         "Event of Default"
         any of the events or circumstances set forth in Clause 14;

         "Execution Date"
         the date of execution of this Agreement by the parties hereto;

         "Facility"
         the loan facility referred to in Clause 2.1;

         "Guarantee"
         the irrevocable and unconditional deed of guarantee and indemnity to be entered into by the Guarantor in favour of the Bank in respect of the obligations of the Borrower to the Bank under this Agreement, in form and substance satisfactory to the Bank;

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         "Guarantor"
         Stelmar Shipping Limited, a company organised and existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia;

         "Insurances"
         all policies and contracts of insurance (which expression includes all entries of the Ship in any protection and indemnity association or any war risks association and, where the context so admits, any reinsurance of any such policies and contracts of insurance) which are from time to time during the Loan Period taken out or entered into by or on behalf of the Borrower in respect of the Ship or her increased value or Earnings or otherwise howsoever in connection therewith and, where the context so admits, all benefits thereof including all claims of whatsoever nature and returns of premium thereunder;

         "Interest Payment Date(s)"
         the last day of each Interest Period and, if an Interest Period is longer than six (6) months' duration, the date falling at the end of each successive period of six (6) months during such Interest Period starting from its commencement;

         "Interest Period"
         each period fixed in accordance with the provisions of Clause 5.2 as the period for the calculation of the Interest Rate in respect of the Loan or any relevant part thereof;

         "Interest Rate"
         the rate of interest payable in respect of the Loan or any part thereof (as the context may require) ascertained in accordance with the provisions of Clause 5.3;

         "Lending Office"
         the Bank's office at the Shipping Business Centre at 5-10 Great Tower Street, London EC3P 3HX, England or such other office as the Bank shall from time to time select and notify to the Borrower in writing;

         "Loan"
         a loan of up to twenty million United States Dollars (USD20,000,000) or up to sixty five per cent (65%) of the Purchase Price whichever is the lower to be advanced by the Bank to the Borrower hereunder or, where the context so admits, the principal amount of the Advance which has been drawn down hereunder and which from time to time remains outstanding;

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         "Loan Period"
         the period from the Drawdown Date to the date upon which all amounts due or to become due now or at any time in the future to the Bank under the Security Documents have been finally and irrevocably paid and/or repaid in full;

         "Management Agreement"
         means the management agreement in respect of the technical and commercial management of the ship made or to be made between the Borrower and the Manager or, where the context so admits, but without prejudice to the Borrowers' obligations under Clause 13.2(H) each such other management agreement as may be entered into by the Borrower from time to time in respect of the Ship and which has been approved in writing by the Bank;

         "Manager"
         means Stelmar Tankers (Management) Ltd. of Status Center, 2A Areos Street, Vouliagmeni 16671, Athens, Greece or, where the context so admits, but without prejudice to the Borrower's obligations under Clause 13.2(H), such other person as may from time to time be the technical and or commercial manager of the Ship;

         "Manager's Subordination Undertaking"
         means in respect of the Ship the written subordination undertaking to be issued by the Manager in favour of the Bank, in form and substance satisfactory to the Bank;

         "Mandatory Cost Rate"
         the percentage rate which represents the cost to the Bank, relative to the Loan, of compliance with the requirements of the Bank of England, the Financial Services Authority or any other regulatory authority, as determined by the Bank in accordance with the formula detailed in
         Schedule 1 hereto;

         "MOA"
         means the memorandum of agreement dated 6 April 2001 and made between the Seller and the Guarantor in respect of the Ship as the same may from time to time be amended, supplemented or assigned;

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         "Master Agreement"
         the Master Agreement (on the 1992 ISDA (Multicurrency - Crossborder) form) as modified by the Bank and the Borrower of even date herewith made between the Bank and the Borrower, and includes all transactions from time to time entered into and confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

         "Master Agreement Liabilities"
         at any relevant time, all liabilities actual or contingent, present or future, of the Borrower to the Bank under the Master Agreement;

         "Master Agreement Security Deed"
         the deed containing, inter alia, a charge in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Bank, such deed to be in form and substance satisfactory to the Bank;

         "month"
         a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Banking Day, it shall end on the next Banking Day unless that date falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Banking Day provided that, if a period starts on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Banking Day in that later month;

         "Mortgage"
         the first preferred Panamanian mortgage on the Ship to be entered into and registered by the Borrower in favour of the Bank, in form and substance satisfactory to the Bank;

         "Notice Address"
         Status Center, 2A Areos Street, Vouliagmeni, GR-166 71 Athens, Greece (telefax no. + 301 9670 150) or such other address and telefax number as is notified by the Borrower in writing to the Bank;

         "Obligors"
         the Borrower, the Guarantor, the Manager and any other person or company who from time to time is liable or provides security to the Bank for payment of the Outstanding Indebtedness or any part thereof;

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         "Operating Account"
         the Dollar current account number PETROM-USD1 designated "PETROMAR" -Operating Account" held by the Borrower with the Bank at the lending office for the receipt of the Earnings as specified in Clause 11.1 or such other account or accounts as may be established for this purpose with the prior written consent of the Bank;

         "Outstanding Indebtedness"
         the aggregate of the Loan, accrued interest thereon, the Swap Liabilities and any other moneys whatsoever payable or to become payable now or at any time to them under or pursuant to the Security Documents and the Master Agreement and any of them;

         "Permitted Encumbrances"

         (A)      any Encumbrances created by or pursuant to the Security
                  Documents;

         (B) any Encumbrances on the Ship relating to current crew's wages or Encumbrances giving rise to maritime liens or otherwise arising by operation of law;

         (C) any Encumbrances on the Ship relating to a claim the liability for which is covered by the Insurances and has been accepted by the Ship's insurers;

         (D) any Encumbrances on the Ship relating to a claim against which the Borrower or its insurers or any other person has provided a first class bank guarantee or other counter-security acceptable to the Bank to the claimant securing the full value of the claim;

         "Possible Event of Default"
         any event which, with the giving of notice or lapse of time would constitute an Event of Default or any other event which with the fulfilment of any other condition clearly identifiable by the Bank would constitute an Event of Default;

         "Process Address"
         24 Buckingham Gate, London SW1E 6LB, England (or such other address in England as the Process Agent may from time to time notify in writing to the Bank);

         "Process Agent"
         Stelmar Tankers (UK) Ltd. (or such other person as may be approved by the Bank in accordance with Clause 22.3);

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         "Purchase Price"
         the sum of thirty million seven hundred and fifty thousand Dollars (USD30,750,000) payable by the Borrower to the Seller under the MOA;

         "RBS Libor"
         the rate at which deposits in Dollars in an amount approximately equal to the Loan (or any part thereof) are (or would have been) offered by the Bank to leading banks in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period for a period equal to such Interest Period and for delivery on the first Banking Day thereof

         "Repayment Date"
         a date on which any instalment of principal of the Loan becomes due and payable by the Borrower pursuant to the terms of Clause 8.1;

         "Requisition Compensation"
         all moneys or other compensation receivable by the Borrower in the event of Compulsory Acquisition of the Ship or requisition of the Ship for hire;

         "Security Documents"
         this Agreement, the Master Agreement, the Mortgage, the Assignment of Insurances, the Assignment of Earnings, the Guarantee, the Manager's Subordination Undertaking, the Credit Support Documents, the Master Agreement Security Deed and, where the context so admits, any other securities, guarantees or undertakings whatsoever which the Borrower has agreed to procure and/or which may be executed at any time in respect of the Outstanding Indebtedness;

         "Seller"
         Nordafrika Pte. Ltd., a company incorporated under the laws of Singapore, having its registered office at 78 Shenton Way, #17-01, 079120 Singapore;

         "Ship"
         the motor vessel which is the subject of the Building Contract designated as Builder's hull number S1051 and which upon her delivery to the Borrower thereunder on the Drawdown Date will be registered in the name of the Borrower under the laws and flag of Panama and named "PETROMAR";

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         "Subject Documents"
         means this Agreement, the other Security Documents, the Master Agreement, the MOA, the Building Contract, the Management Agreement and any and all documents executed or delivered pursuant to any one or more of these documents;

         "subsidiary"
         has the meaning ascribed thereto by Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989;

         "Taxes"
         all taxes (including, but without limitation, income, ad valorem, capital gains, value added, service, sales, excise, franchise, stamp, property or other taxes) levies, imports, duties, charges, withholdings, assessments, penalties, fines, interest on tax, all licence and registration fees and any other governmental, quasi-governmental or official charges wheresoever and by whomsoever imposed and "Taxation" shall be construed accordingly;

         "Telerate"
         the rate for deposits in Dollars in an amount approximately equal to the Loan (or any part thereof) at or about 11.00 a.m. (London time) on the second Banking Day prior to the commencement of an Interest Period for a period equal to such Interest Period and for delivery on the first Banking Day thereof as displayed on Telerate page 3750 or, as the context may require, page 3740 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 or, as the context may require, page 3740 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) applicable at the time));

         "Total Loss"
         actual, constructive or compromised or arranged total loss or Compulsory Acquisition of the Ship;

         "Transaction"
         a Transaction as defined in the introductory paragraph of the Master Agreement;

         "Utilisation Request"
         a request executed by the Borrower in the form set forth in Schedule 2;

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         "Valuation"
         a valuation of the Ship assessed in accordance with Clause 13.4(B).

1.3      In this Agreement unless the context otherwise requires:-

         (A) clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

         (B) references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement;

         (C) reference to any document (or to any specified provision thereof) shall be construed as reference to that document or that provision as amended, varied or novated with the agreement of all relevant parties whose consent to such amendment, variation or novation may be required;

         (D) references to any party to any document shall include reference to such party's successors and permitted assigns;

         (E) words importing the plural shall include the singular and vice versa;

         (F) reference to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof; and

         (G)      references to a company shall include any body corporate.

2.       THE BANK'S COMMITMENT

2.1 In reliance upon each of the representations and warranties contained in Clause 12, induced by the execution and delivery of the Security Documents and subject always to the terms, covenants and conditions herein contained, the Bank grants to the Borrower a loan facility of up to twenty million Dollars (USD20,000,000) or sixty five per cent (65%) of the Purchase Price whichever is the lower which shall be available for drawing in one single amount on or before the Closing Date.

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2.2      No amount shall be available for drawing under the Facility after the
         Closing Date.

3.       USE OF PROCEEDS

3.1 The Borrower shall apply the proceeds of the Advance in payment to the Seller of part of the Purchase Price of the Ship under the MOA.

4.       DRAWDOWN

4.1 The Loan shall be available for drawing in one single amount for application in accordance with Clause 3.1 if and provided that:-

         (A) all of the relevant Conditions Precedent have been fulfilled to the Bank's satisfaction;

         (B) no Event of Default or Possible Event of Default has occurred or will result from the drawdown of the Advance;

         (C) the Borrower shall have served a Utilisation Request upon the Bank giving not less than two (2) clear Banking Days' notice of intended drawdown of the Advance (or such lesser period of notice as is acceptable to the Bank) on a specific date being a Banking Day and a date occurring on or before the Closing Date. Such notice having been given the Advance shall be drawn subject as aforesaid on the date requested.

4.2 The Bank may in its sole and unfettered discretion allow the Loan to be advanced notwithstanding that any Condition Precedent has not been fulfilled to its satisfaction or any Event of Default or Possible Event of Default has occurred. In this event the Borrower hereby covenants to comply with such Condition Precedent or, as the case may be, to remedy such Event of Default or Possible Event of Default within such period as the Bank may specify and failure to do so shall be deemed to constitute the occurrence of an Event of Default.

5.       INTEREST

5.1 The Borrower shall pay interest on the Loan or relevant part thereof at the Interest Rate in arrears on each Interest Payment Date.

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5.2      In this Agreement "Interest Period" means each such successive period commencing on the Drawdown Date and thereafter on the expiry of the previous such period of one (1), three (3), six (6), nine (9) or twelve
         (12) months' duration as the Borrower may nominate in respect of the Loan by notice to the Bank not later than about 11:00 a.m. London time two (2) clear Banking Days prior to the commencement of each such period or of such alternative duration as the Bank may agree in writing in its sole and unfettered discretion provided always that:-

         (A) if the Borrower fails to select an Interest Period in accordance with this Clause 5.2 or the Bank certifies that deposits for the period selected by the Borrower are not available to it in the ordinary course of business in the London interbank eurocurrency market to fund the Loan, the Borrower shall be deemed to have selected an Interest Period of one (1) month or, at the Bank's sole and unfettered discretion, such alternative duration as is determined by the Bank after consultation with the Borrower;

         (B) if an Interest Period is selected in respect of the Loan or part thereof which extends beyond one or more Repayment Dates, the Loan or relevant part thereof shall be divided into two or, as the case may be, more portions, one or more of such portions being an amount equal to the amount of the principal instalment or instalments required to be repaid on the relevant Repayment Date or Dates pursuant to Clause 8.1 and having an Interest Period or Periods of such length as will expire on such date or dates and the Interest Period relating to the rest of the Loan will be determined in accordance with the rest of this Clause 5.2;

         (C) if an Interest Period would otherwise end on a day which is not a Banking Day, the Interest Period shall be extended until the next following Banking Day unless the next following Banking Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Banking Day;

         (D) if an Interest Period commences on the last Banking Day in a month or if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Banking Day in that month.

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5.3      Subject to the terms of this Agreement the rate of interest applicable to the Loan (or any part thereof, for each Interest Period relating thereto shall be the rate per annum determined by the Bank to be the aggregate of (i) the Applicable Rate and (ii) the Mandatory Cost Rate and (iii) RBS Libor.

5.4 Interest on the Loan shall accrue from day to day and be calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed and the Bank shall promptly notify the Borrower in writing of the results of each such computation.

5.5 In the event that a Transaction is to be entered into under the Master Agreement then (subject to Part 5 (i) of the Master Agreement) the relevant Interest Rate for each and every Interest Period applicable to that part of the Loan the subject of the Transaction (commencing with the first Interest Period relating to such Transaction) shall be Telerate (or, if on such date no Telerate is displayed, RBS Libor).

5.6 The Borrower may elect for the relevant Interest Rate for each and every Interest Period applicable to that part of the Loan the subject of a Transaction (commencing with the first Interest Period relating to such Transaction) to be RBS Libor rather than Telerate provided that such election (which shall be irrevocable) is notified in writing by the Borrower to the Bank not later than 11:00 a.m. (London time) two Business Days prior to the commencement of such first Interest Period (or such other period as the Bank, in its sole and absolute discretion, may agree).

6.       DEFAULT INTEREST

6.1 In the event that the Bank does not receive on the due date any sum due under this Agreement or any of the Security Documents to which the Borrower is a party (or any agreement entered into by the Borrower in connection herewith or therewith), the Borrower shall pay to the Bank on demand interest on such sum from and including the due date therefor to the date of actual payment (as well after as before judgement) at the rate per annum determined by the Bank to be, if such sum is principal, one per cent (1%) above the higher of the rates set out at
         (a) and (b) below and, if such sum is other than principal, one per cent (1%) above the rate set out at (b) below:

         (A) the rate (inclusive of the Applicable Rate) applicable to such overdue principal immediately prior to the due date (and in any event only for the unexpired part of any Interest Period relative to such overdue principal) together with the Mandatory Cost Rate;

         (B) the Applicable Rate plus the rate per annum at which deposits in Dollars in an amount equal to such overdue amount are offered by the Bank to leading banks in the London Interbank Dollar Market on call or for successive periods of any duration up to three months, as the Bank may determine from time to time together with the Mandatory Cost Rate. Such interest rate shall be determined on the commencement of each such period. If the Bank determines that Dollar deposits are not being made available by it to leading banks in the London Interbank Dollar Market in the ordinary course of business, such interest rate shall be determined by reference to the cost of funds to the Bank from such other sources as the Bank may from time to time determine.

         Any such interest which is not paid when due shall be compounded at the end of each such Interest Period or other period as the case may be (both before and after any notice of demand by the Bank under Clause 14.1).

7.       SUBSTITUTE BASIS OF FUNDING FOR THE LOAN

7.1 Notwithstanding anything to the contrary in this Agreement, if and each time that prior to the commencement of any Interest Period the Bank shall have determined in good faith (which determination shall be conclusive and binding on the parties hereto) that:-

         (A) by reason of circumstances affecting the London Interbank Dollar Market adequate and fair means do not exist for ascertaining the Interest Rate; or

         (B) deposits in Dollars of equal duration to an Interest Period will not be available to the Bank in the London Interbank Dollar Market in sufficient amounts in the ordinary course of business to fund the Loan during such Interest Period; or

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         (C)      by reason of any material change in applicable law or
                  regulation or in the interpretation or application thereof occurring after the Execution Date by the governmental or quasi governmental or judicial authority or central bank charged with the administration or interpretation of such law or regulation or of any material change in national or international financial or economic conditions, the Bank is or would be unable to fund or to continue to fund the Loan during such Interest Period by deposits obtained in the London interbank eurocurrency market;

         then the Bank shall promptly give notice (a "Suspension Notice"), containing full particulars thereof in reasonable detail to the Borrower.

7.2 If a Suspension Notice is given by the Bank before the Drawdown Date then the Bank shall not be obliged to make the Loan or any part thereof available until notice to the contrary is given by the Bank. During the period of thirty (30) days from such Suspension Notice, the Bank shall consult in good faith with the Borrower with a view to agreeing to an alternative basis for the advance of the Loan or any part thereof. If such alternative basis is agreed between the Borrower and the Bank, it shall apply in accordance with its terms.

7.3 If the Loan or any part thereof has been made available before a Suspension Notice is given by the Bank, during the period of thirty days (30) from the date of such Suspension Notice, the Bank shall consult in good faith with the Borrower with a view to agreeing an alternative basis (in this Agreement referred to as the "Substitute Basis") for maintaining the Loan provided that, if the Bank acting in good faith shall be unable to agree an alternative basis with the Borrower as aforesaid within such thirty (30) day period, the Bank shall certify a Substitute Basis which shall reflect the cost to the Bank of funding the Loan from other sources plus the Applicable Rate. Such Substitute Basis may be retroactive to the beginning of such Interest Period and may include an alternative method of fixing the Interest Rate or alternative Interest Periods for the Loan, provided always that so far as practicable any such Substitute Basis shall be computed by the Bank in a manner and for periods as similar as possible to those provided in Clause 5. Each Substitute Basis so agreed by the Bank and the Borrower or (as the case may be) certified by the Bank shall be binding upon the Borrower and the Bank and shall be treated as part of this Agreement.

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7.4      So long as any Substitute Basis is in force, the Bank, in consultation with the Borrower, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause
         7.1 still prevail with a view to agreeing a return to the normal provisions of this Agreement.

8.       REPAYMENT AND PREPAYMENT

8.1 Save as otherwise provided herein, the Loan shall be repaid by the Borrower to the Bank over a period of ten (10) years by twenty (20) consecutive semi-annual instalments. The first nineteen (19) instalments shall each be in the amount of five hundred and sixty thousand Dollars (USD560,000) and the final instalment shall be in the amount of nine million three hundred and sixty thousand Dollars (USD9,360,000). The first instalment shall be payable six (6) months after the Drawdown Date and the rest of the instalments shall be payable at consecutive six (6) monthly intervals after the due date for the first instalment except that:-

(A) if any such repayment date would otherwise fall on a day which is not a Banking Day, the repayment date shall be the next following Banking Day unless the next following Banking Day falls in the next calendar month in which case the repayment date shall be the preceding Banking Day;

(B) if there is no day in the month which corresponds numerically to the day on which the repayment date would otherwise fall, the repayment date shall be the last Banking Day in that month.

8.2 On giving at least fourteen (14) days' prior written notice to the Bank, the Borrower may, without penalty or premium, prepay the whole or any part of the Loan (but if in part, in multiples of one hundred thousand Dollars (USD1OO,000) at any time. The Borrower shall reimburse the Bank for any Break Costs incurred in connection with any such prepayment which will take place on a day other than an Interest Payment Date. Each such prepayment shall be made together with accrued interest on the amount prepaid and all other sums payable thereon under the terms of this Agreement and if such prepayment is not made on the last day of an Interest Period relating to the amount prepaid, together with any sums payable pursuant to Clause 18 but without premium or other payment.

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8.3      Any prepayment of less than the whole of the Loan under this or any other provision of this Agreement shall be applied (unless expressly provided otherwise by the Bank) in or towards repayment of the instalments payable pursuant to the terms of Clause 8.1 in inverse chronological order of maturity.

8.4 Any notice given by the Borrower under Clause 8.2 shall be irrevocable and shall oblige the Borrower to pay to the Bank the amount therein stated on the date therein stated. No amount prepaid may be redrawn. Prepayments under this Agreement shall be made together with accrued interest thereon.

8.5 If the Ship is or becomes a Total Loss, the Borrower shall prepay the whole of the Loan forthwith upon receipt of the proceeds of the Insurances or the Requisition Compensation relating thereto (as the case may be) except that if either:-

         (A) such proceeds of the Insurances or Requisition Compensation (as the case may be) are not received by the Bank as assignee thereof within six (6) months of the occurrence of the Total Loss; or

         (B) the Bank has reasonable grounds to believe that such proceeds will not be so received within such six (6) months period then the Borrower shall be obliged instead to prepay the whole of the Loan forthwith upon written notice from the Bank requiring it to do so.

8.6 If for any reason any part of the Loan is not drawn down under this Agreement but nonetheless a Transaction has been entered into under the Master Agreement which the Bank and the Borrower agree in writing was intended to relate to all or part of the Loan when drawn down, subject to Clause 8.8, the Bank shall be entitled but not obliged to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion decides, and in the event of the Bank exercising any part of its entitlement aforesaid the Borrower's continuing obligations under the Master Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the repayment schedule taking into account the fact that less

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         than the full amount of the Loan has been advanced.

8.7 Where a Transaction has been entered into under the Master Agreement which the Borrower and the Bank have agreed in writing is in relation to all or part of the Loan and all or part of the Loan is prepaid under this Agreement then, subject to Clause 8.8 the Bank shall be entitled but not obliged to amend, supplement, cancel, net out, transfer or assign all or such part of the rights, benefits and obligations created by the Master Agreement which equate or relate to the part of the Loan so prepaid and/or to obtain or reestablish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion decides, and in the case of a partial prepayment and the Bank exercising any part of its entitlement as aforesaid the Borrowers continuing obligations under the Master Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment schedule taking account of the fact that less than the full amount of the Loan remains outstanding.

8.8      If:

         (A) less than the full amount of the Loan remains outstanding following a prepayment under this Agreement; or

         (B) less than the full amount of the Loan is drawndown under this Agreement, and the Bank in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within ten (10) days of being notified by the Bank of such requirement provide the Bank with, or procure the provision of the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation, and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

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                  The foregoing provisions of this Clause 8.8 will not apply to any Transaction entered into under the Master Agreement and which the Bank and the Borrowers have not agreed in writing relates to all or part of the Loan.

8.9 The Borrowers shall on the first written demand of the Bank indemnify the Bank in respect of all loss, cost and expense (including the fees of legal advisers) incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matters or transactions referred to in Clause 8.6, 8.7 and 8.8.

8.10 Without prejudice to or limitation of the obligation of the Borrower under Clause 8.9 in the event that the Bank exercises any of its rights under Clauses 8.6 or 8.7 and such exercise results in all or part of a Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Bank after an Event of default by the Borrower, and, accordingly, the Bank shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

9.       SECURITY

9.1 In addition to the charges, covenants and undertakings herein contained, the Borrower shall execute and deliver or, as the case may be, procure the execution and delivery of the rest of the Security Documents in favour of the Bank as security for repayment of the Loan, payment of interest thereon and the performance of all obligations whatsoever hereunder of the Borrower.

9.2 It is hereby expressly declared and agreed that any security created by any provision of this Agreement and/or any of the other Security Documents shall be held by the Bank as a continuing security for the payment of the Outstanding Indebtedness in whatever currency or currencies the same may from time to time be denominated and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts hereby and thereby secured and that the security so created shall be in addition to and shall not in any way prejudice or affect, or be prejudiced or affected by, any collateral or other security now or hereafter held by the Bank for all or any part of the moneys hereby and thereby secured and that every power and remedy given to the Bank hereunder and under the other Security Documents shall be an addition to, and not a limitation of, any and every other power or remedy vested in the Bank under any of the other Security Documents and that all the powers so vested in the Bank may be exercised from time to time and as often as the Bank may deem expedient.

10.      FEES

10.1 The Borrower shall pay to the Bank a non-refundable arrangement fee of fifty thousand Dollars (USD50,000) upon the Execution Date, which fee shall be treated as having been fully earned on the due date for payment thereof.

11.      PAYMENT AND ACCOUNTS

11.1 The Borrower undertakes to procure that all Earnings of the Ship are paid into the Operating Account at all times throughout the Loan Period. Provided that the Bank has not declared the Outstanding Indebtedness to be immediately due and payable under Clause 14.1 (in which case the Bank shall be entitled to apply the Earnings in accordance with Clause 11.6), all such sums standing to the credit of the Operating Account shall be applied in payment to the Borrower or as it may direct.

11.2 Until the occurrence of an Event of Default (or an event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default), the Bank shall on each date on which a net payment becomes due for payment by the Borrower under the Master Agreement in respect of a Transaction entered into under the Master Agreement which the Bank and the Borrower have agreed is in relation to all or part of the loan apply in accordance with the applicable provisions of the Master Agreement the relevant part of the balance then standing to the credit of any of the Operating Account as shall be required to make payment of the net amount then due from the Borrower under the Master Agreement in respect of such Transaction. The provisions of this Clause 11.2 shall not, save as expressly provided, in any way affect the obligation of the Borrower to make payment of any Master Agreement Liabilities under the Master Agreement in accordance with its terms.

11.3 No withdrawal shall be made by or on behalf of the Borrower from the Operating Account or any other account of the Borrower with the Bank at any time after an Event of Default or Possible Event of Default has occurred and is continuing except for:-

         (A) payments to the Bank of any amount then due from the Borrower under this Agreement, the Master Agreement or any of the other Security Documents;

         (B) payments to the Borrower or as it may direct which have been approved in writing by the Bank.

11.4 Amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate which is (save for manifest error) certified by the Bank to the Borrower to be the rate from time to time paid by the Bank at its London branch to its customers on deposits of like amount and duration. Interest so earned shall be credited to the Operating Account.

11.5 As security for payment of the Outstanding Indebtedness the Borrower hereby assigns, charges and pledges to the Bank by way of first fixed charge all of its right, title and interest, present and future, in and to the Operating Account and all moneys from time to time and for the time being standing to the credit thereof and all the Borrower's rights to repayment of such moneys.

11.6 From and after the occurrence of an Event of Default, all moneys whatsoever received by or on behalf of the Bank under and pursuant to one or more of the Security Documents or otherwise howsoever in connection with the Outstanding Indebtedness may be applied, unless otherwise specifically provided elsewhere (after conversion if necessary to the Equivalent Amount of Dollars or other relevant currency as at the date of receipt), in the following manner in such order as the Bank considers appropriate:-

         (A) in or towards satisfaction of all sums due hereunder and under the Security Documents other than principal of or interest on the Loan;

         (B)      in or towards satisfaction of interest accrued on the Loan;

         (C)      in or towards satisfaction of the Loan;

         (D) in or towards satisfaction of such of the Master Agreement Liabilities as are then due and payable;

         (E) in retention by the Bank in a security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness where such retention would or might increase the Bank's recovery from any other person or security; and

         (F) the rest, if any, in payment to whomsoever shall then be entitled thereto.

11.7 The Bank will maintain a loan account in the name of the Borrower to which it shall debit the principal amount of the Loan and all interest, fees, charges and expenses accruing in respect of the Loan from time to time and to which it shall credit each payment received by it hereunder in respect of any such principal, interest, fees, charges and/or other expenses. Such loan account shall, in the absence of manifest arithmetical error, be conclusive as to the amount from time to time due from the Borrower to the Bank in respect of the principal of, interest on and other fees, charges and expenses in respect of the Loan.

11.8 All payments by the Borrower under this Agreement, the Master Agreement or any other Security Document which are denominated in Dollars shall be made not later than 10:00 a.m. New York time on the due date in Dollars to the account number 4015790-1 of the Bank at State Street Bank International of 61 Broadway, 2nd Floor, NY 10006, New York, U.S.A. quoting reference "PETROMAR" or at such other account or place as the Bank may from time to time notify in writing to the Borrower and.

11.9 All payments by the Borrower under this Agreement or any other Security Document which are denominated in a currency other than Dollars shall be made not later than noon London time on the due date in the relevant currency to the Bank at its Lending Office or to such other account or place as the Bank may from time to time notify in writing to the Borrower.

11.10 Each payment to be made by the Borrower to the Bank under this Agreement, the Master Agreement or any other Security Document shall be made without set-off, free and clear of and without deduction for or on account of any counterclaim or withholding of any nature including but not limited to deduction of withholding for Taxes unless the Borrower is required by law to make such a payment subject to the deduction or withholding of Taxes. In that case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased in accordance with Clause 16.2 to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.      REPRESENTATIONS AND WARRANTIES

12.1 The Borrower hereby represents, warrants and covenants to the Bank that:-

         (A) each Obligor is and will remain duly incorporated and validly existing under the laws of its place of incorporation as a corporation with full power and capacity to carry on its business as it is now being conducted and to own its property and other assets and has complied with all known statutory and other requirements relative to its business;

         (B) on the Drawdown Date the Ship will be, and throughout the Loan Period will remain, free and clear of all Encumbrances (other than Permitted Encumbrances) in the sole, legal and beneficial ownership of the Borrower;

         (C) to the extent of its obligations thereunder, each Obligor has and will continue to have full power, authority and capacity to enter into and perform the Security Documents and has taken all necessary corporate or other action (as the case may be) required to enable it to do so;

         (D) subject to reservations and qualifications included in the legal opinions issued or to be issued to the Bank as contemplated by Schedule 2, each of the Security Documents constitutes or will, upon execution and delivery, constitute valid and legally binding obligations of the parties thereto enforceable by the parties thereto in accordance with its terms save for laws restricting creditors' rights generally (except this representation is not given in respect of the obligations of the Bank under any of the Security Documents);

         (E) subject to reservations and qualifications included in the legal opinions issued or to be issued to the Bank as contemplated by Schedule 2, the execution, delivery and performance of such of the Security Documents to which any of the Obligors is a party will not violate (or exceed the powers conferred upon such Obligor under) its articles of incorporation and bye-laws or other constituting documents or any provision of any applicable law or of any regulation, order or decree to which it is subject or result howsoever in the creation or imposition of any Encumbrance (other than in favour of the Bank) on all or part of its undertaking or assets;

         (F) subject to reservations and qualifications included in the legal opinions issued or to be issued to the Bank as contemplated by Schedule 2, all consents, licences, approvals, registrations or authorisations of governmental authorities and agencies or declarations to creditors required:-

                  (i) to make each of the Security Documents valid, enforceable and admissible in evidence and

                  (ii) to authorise or otherwise permit the execution and delivery of the Security Documents and the performance by the parties thereto (except the Bank) of each of them have been obtained or ade and are and will remain in full force and effect and there has been no default in the observance of any of the terms or conditions of any of them;

         (G) except for the registration of the Mortgage in the appropriate ship registry, none of the Security Documents, except as otherwise disclosed in writing to the Bank, is required to be filed, recorded, enrolled or in any way whatsoever registered with any governmental authority or agency of any country, or to be stamped with any stamp duty or similar tax, levy or impost in any country, in order to ensure the legal validity, enforceability or admissibility in evidence thereof,

         (H) none of the Obligors to the best of their knowledge and belief is in default under any agreement to which it is a party or by which it may be bound (actually or contingently) which default would in the reasonable opinion of the Borrower be likely to have a material adverse effect on its business, assets or condition or its ability to perform its obligations under such of the Security Documents to which it is or is to be a party and, as at the date hereof, except as disclosed in writing to the Bank, no material litigation or administrative proceedings involving any of the Obligors of or before any board of arbitration, court or governmental authority or agency is proceeding or pending or (to the Borrower's knowledge) threatened anywhere in the world the result of which would have or is likely to have in the reasonable opinion of the Borrower a material adverse effect on the business, assets or financial condition of any Obligor and, in the event that any such litigation or proceedings shall thereafter arise, the Borrower hereby undertakes to give prompt notice thereof to the Bank;

         (I) none of the Obligors is required by the laws of any country from which it may make any payment hereunder or under any of the rest of the Security Documents to make any deduction or withholding from any such payment;

         (J) all information furnished by the Borrower relating to the business and affairs of the Obligors in connection with this Agreement and the other Security Documents was when given (and remains) true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

         (K) the Borrower has fully disclosed in writing to the Bank all material facts relating to the Obligors which the Borrower knows or should reasonably know and which might reasonably be expected to influence the Bank in deciding whether or not to enter into this Agreement;

         (L) the claims of this Bank against the Borrower under this Agreement will rank at least pari passu with the claims of all other unsecured creditors other than the claims of such creditors to the extent that the same are statutorily preferred;

         (M) no event or circumstance constituting an Event of Default or Possible Event of Default has occurred and is continuing;

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         (N)      to the best of its knowledge the Borrower has complied with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against the Borrower with respect to Taxes which might, if such claims were successful, have in the reasonable opinion of the Borrower a material adverse effect on the business, assets or financial condition of the Borrower;

         (0) neither the Borrower nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of the Borrower's obligations under the Security Documents;

         (P) the Borrower does not have any assets except as disclosed to the Bank and the sole business of the Borrower is and will remain the purchase and subsequent ownership and operation of the Ship; and

         (Q) all of the shares in the Borrower are legally and beneficially owned by the Guarantor.

12.2 The Borrower further represents and warrants to the Bank that on the Drawdown Date and on each Repayment Date the representations and warranties contained in Clause 12.1 (other than those in paragraphs
         (J), (K), (M) and (N) above) (updated mutatis mutandis to each such date) shall be true and correct as if made at that time.

12.3 This Agreement represents the valid and binding obligation of the Borrower, is enforceable in accordance with its terms and neither the execution of this Agreement nor of the Master Agreement nor of any of the Security Documents to which the Borrower is a party will result in any of the Borrower's liabilities exceeding the fair market value of its assets.

13.      COVENANTS AND UNDERTAKINGS

13.1     The Borrower covenants with and undertakes to the Bank that it will:-

         (A) carry on and conduct its business in a proper and efficient manner and will duly pay all outgoings as and when they fall due;

         (B) use its best endeavours to obtain or procure the obtaining of every consent and do all other acts and things which may, in the opinion of the Bank, be necessary for the continued due performance by the Borrower of any of its obligations under the Security Documents;

         (C) ensure that at all times all governmental and other consents, licences, approvals and authorisations required by law for the validity, enforceability, and legality of each of the Security Documents and for the performance thereof are obtained and remain in full force and effect and are complied with;

         (D) procure the application of Advance for the purpose specified in Clause 3, perform all its obligations under the Security Documents and procure the performance by each of the Obligors of all their obligations under the relevant Security Documents;

         (E) promptly inform the Bank of the happening of any Event of Default or Possible Event of Default or of any event which would be likely in the reasonable opinion of the Borrower adversely to affect the ability of any Obligor to perform its obligations under any of the Security Documents;

         (F) deliver to the Bank within one hundred and twenty (120) days after the end of its financial year in as many copies as the Bank may reasonably require certified copies of its audited annual or other published accounts and copies of all financial statements of the Borrower and the Guarantor as required by law prepared in accordance with GAAP (as defined in the Guarantee) certified as to their correctness by such first class international firm of auditors as the Bank may approve;

         (G) at its own expense and forthwith upon the request of the Bank procure the execution, signature, completion, delivery and (if required) registration of every such further assurance, document or act as, in the reasonable opinion of the Bank may be necessary or desirable in connection with the purpose of the terms of the Security Documents and/or for perfecting the security so created;

         (H) promptly inform the Bank of any actual or proposed purchases of tonnage by the Guarantor or any of the Guarantors subsidiaries; and

         (I) shall ensure that within six (6) months of the Drawdown Date the Ship is on charter upon the terms of a charterparty acceptable to the Bank for a period in excess of twenty four
                  (24) months or such other period as may be acceptable to the Bank in its absolute discretion and to a charterer acceptable to the Bank.

13.2 The Borrower covenants with and undertakes to the Bank that it will not without the prior written consent of the Bank (which consent the Bank shall be at full liberty to withhold):-

         (A) without prejudice to its obligations under Clause 6.1(F) of the Mortgage, create or permit to subsist any Encumbrance on the whole or any part of its present or future assets save for Permitted Encumbrances;

         (B)      incur any liability in respect of Borrowed Money;

         (C)      make loans or advances to others;

         (D) guarantee, endorse or otherwise become or remain liable to a third party for the obligations of any person, firm or corporation;

         (E) engage in any business other than the ownership, operation, chartering and management of the Ship or make any actual or contingent commitment or investment of any kind;

         (F) consolidate with or merge into any other company or establish any subsidiary or permit any subsidiary to subsist or damage itself or do anything analogous to any of the foregoing;

         (G) sell or otherwise dispose of the Ship or any share therein;

         (H) amend, cancel, terminate or replace the Management Agreement or permit the technical and commercial management of the Ship to be undertaken by anyone other than the Manager; and

         (I)      purchase any further tonnage.

13.3 The Borrower further undertakes, as and from the Execution Date and throughout the Loan Period that it will not declare or pay a dividend or make any other distribution of its assets or profits to any stockholder unless:

         (A)      It has complied with its undertaking in
                  Clause 13.1(F);

         (B) A minimum of five (5) days' written notice has been given to the Bank of the proposed date and amount of such dividend or distribution; and

         (C) The Bank is satisfied (in its absolute discretion) that after payment of any such dividend or distribution has been made a minimum amount of unencumbered cash remains available from the Operating Account to meet all operating, management and maintenance costs and expenses of the Ship for the following twelve month period and to make all repayments of principal and payments of interest due under this agreement during the same period.

13.4     (A)      The Borrower hereby further undertakes that if, and so
                  often as, the market value (as determined in accordance with Clause 13.4(A)) of the Ship plus the market value of any additional security for the time being actually provided to the Bank pursuant to this Clause 13.4(A) and which the Bank in its absolute discretion deems appropriate falls below one hundred and twenty five per cent (125%) of the aggregate of
                  (i) the Loan and (ii) such amount which would be as determined by the Lender in its absolute discretion as the amount due from the Borrower in respect of the termination of any Transaction under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Agreement) effected by the Bank after an Event of Default, the Borrower will within twenty one (21) days of being notified by the Bank of such requirement (which notification shall be conclusive and binding on the Borrower) either:

                  (i) provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into between such parties as the Bank in its absolute discretion may approve or require

                           (and, if the Borrower does not make proposals satisfactory to the Bank in relation to such additional security within ten (10) days of the date of the Bank's notification to the Borrower aforesaid, the Borrower shall be deemed to have elected to prepay in accordance with (ii) below); or

                  (ii) prepay (subject to, and in accordance with, Clauses 8.2, 8.3 and 8.4 such part of the Loan as will ensure that the market value (determined as aforesaid) of the Ship and any such additional security which the Bank in its absolute discretion deems appropriate, is after such prepayment at least one hundred and twenty five per cent (125%) of the aggregate amount referred to in the opening paragraph of this Clause 13.4(A).

         (B) For the purposes of this Clause 13.4, the market value of the Ship shall be determined (at the expense of the Borrower) at any such time as the Bank may request by means of a valuation made by such independent sale and purchase shipbroker as may from time to time be appointed by the Borrower and approved by the Bank. If the Borrower does not appoint such a shipbroker approved by the Bank within five (5) days of being required in writing to do so by the Bank, the Bank may itself appoint a shipbroker for the purposes of this Clause 13.4. For this purpose, such valuation shall be made with or without physical inspection of the Ship (as the Bank may require), on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment. The Borrower agrees to accept any valuation made by a shipbroker appointed as aforesaid as conclusive evidence of the market value of the Ship at the date of such valuation. The Borrower agrees to supply to the Bank and to any such shipbroker such class and commercial information concerning the Ship and its condition as such shipbroker may require for the purpose of making such valuation.

         (C) For the purpose of this Clause 13.4, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason therefore.

         (D) In connection with any additional security provided in accordance with this Clause 13.4, the Bank shall be entitled to receive certified copies of such corporate and other approvals as the Bank may deem fit.

14.      EVENTS OF DEFAULT

14.1 The Bank may by written notice to the Borrower and without prejudice to any other rights of the Bank under the Security Documents and without the necessity of any declaration of any court of law in any jurisdiction to the effect that an Event of Default has occurred declare the Outstanding Indebtedness to be immediately due and payable, whereafter the Borrower shall be obliged forthwith to pay the Outstanding Indebtedness to the Bank and any security held pursuant to the terms hereof and all rights, powers and remedies under the Security Documents shall become immediately enforceable and exercisable at the Bank's sole and unfettered discretion, if any of the following events has occurred and is continuing:-

         (A) the Borrower fails to pay within five (5) days of the due date therefor any sum in respect of the principal of or interest on the Loan or any part thereof or any other sum due hereunder or under the other Security Documents in the manner provided herein or therein;

         (B) any Obligor is in default of any of its obligations under any of the Security Documents to which it is a party and, if the same is in the opinion of the Bank capable of remedy, such default is not remedied within thirty (30) days after written notice from the Bank requesting remedial action;

         (C) any of the representations and warranties made by any Obligor in any one or more of the Security Documents to which it is a party or in connection herewith or therewith or any notice, certificate or statement delivered or made pursuant hereto or thereto is or becomes, if repeated by reference to facts and circumstances then subsisting, materially incorrect or inaccurate;

         (D) any Borrowed Money in aggregate of over one million Dollars (USD1,000,000) of any one or more of the Obligors becomes or is declared due prior to its specified maturity date by reason of default or a distress or other execution or any injunction is levied or ordered upon or against any part of the property of any one or more of the Obligors in respect of a claim exceeding one million Dollars (USD1,000,000) in aggregate;

         (E)      any event of default occurs under the Master Agreement;

         (F) any Obligor stops payment of or is unable to or admits in writing its inability to pay its lawful debts as they mature or is generally not paying its debts as they become due or makes a general assignment for the benefit of its creditors or any special arrangement or composition with its creditors;

         (G) any resolution is passed or any proceedings are commenced for the purpose of or any order (which, once granted, is not discharged or withdrawn within thirty (30) days) or judgment is made or given by any court of competent jurisdiction for the liquidation, winding-up or reorganisation of any Obligor (otherwise than for reconstruction while solvent on terms previously approved by the Bank) or for the appointment of a receiver, trustee, conservator or liquidator of all or a substantial part of any Obligor's undertaking or assets;

         (H) any Obligor shall suspend or threaten to suspend all or a substantial part of its business or if all or a substantial part of its assets or property shall be appropriated or seized by any governmental or other authority;

         (I) a moratorium in respect of all or any debts of any Obligor or a composition or an arrangement with creditors of any Obligor or any similar proceedings or arrangement by which the assets of any Obligor are submitted to the control of its creditors is applied for, ordered or declared without the prior written consent of the Bank or any Obligor commences negotiations with its creditors generally with a view to the general readjustment or rescheduling of all or a significant part of its financial indebtedness without the prior written consent of the Bank;

         (J) a liquidator, trustee, administrator, administrative receiver, receiver, manager or similar officer is appointed in respect of any Obligor or in respect of all or any substantial part of its assets;

         (K) anything analogous to or having a substantially similar effect to any of the events specified in Clause 14.1(D) to Clause 14.1(J), inclusive, occurs in relation to any Obligor under the laws of any applicable jurisdiction;

         (L) - manager of the Ship otherwise than with the prior written consent of the Bank under Clause 13.2(H);

         (Q) the Ship becomes a Total Loss and the Loan is not prepaid to the Bank in accordance with the terms of Clause 8.5;

         (R) there occurs any material adverse change in the financial position of any Obligor;

         (S) there occurs any change to the beneficial and/or legal ownership of the shares in the Borrower or an Encumbrance is created over any shares in the Borrower otherwise than with the prior written consent of the Bank;

         (T) there occurs any change as a result of which the number of voting shares in the Guarantor legally and beneficially owned by the Haji-Ioannou Family falls below twenty five per cent (25%) of the total issued voting shares in the Guarantor plus one (1) voting share otherwise than with the prior written consent of the Bank (such consent not to be unreasonably withheld);

         (U) Mr. Stelios Haji-Ioannou ceases to be a director of the Guarantor;

         (V) anything is done or suffered or omitted to be done by any Obligor which in the opinion of the Bank has imperilled or is likely to imperil the security created or intended to be conferred by any of the Security Documents;

         (W) any event of default (howsoever described) specified in any of the Security Documents shall occur.

15.      YIELD PROTECTION, ILLEGALITY AND FORCE MAJEURE

15.1 If by reason of (a) any change in law or in its interpretation or administration and/or (b) compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority:-

         (A) the Bank incurs any increase in cost or new cost as a result of its advancing the Loan or performing any other of its obligations under this Agreement and/or;

         (B) there is any increase in the cost to the Bank of funding or maintaining the Advance or any part thereof; or

         (C) the Bank incurs any increase in cost or new cost as a result of its having entered into and/or assuming or maintaining its commitment under this Agreement; or

         (D) the Bank becomes liable to make any increased payment on account of taxes or otherwise (other than taxes on its overall net income) on or calculated by reference to the amount of advances made or to be made by it hereunder;

         then the Borrower shall from time to time on demand procure that there is paid to the Bank amounts sufficient to indemnify the Bank against any such cost or liability. The Bank confirms that as a matter of practice it is its intention to give prompt notice to the Borrower of such occurrence but failure by the Bank to give any such notice shall not prejudice its rights to seek such an indemnity from the Borrower.

15.2 If, by reason of the introduction of or any change in law or in its interpretation or any change in any request from or requirement of any central bank or other monetary or other authority, the Bank thereafter obtains a reduced rate of return on its overall capital compared to the rate of return it would have been able to achieve but for its entering into and/or performing its obligations and/or assuming or maintaining a commitment under this Agreement, then the Borrower shall from time to time procure that, upon receipt of a certificate from the Bank demonstrating the amount of the reduction in such rate of return to the Bank, there are paid on demand amounts sufficient to compensate the Bank for the reduction in such rate of return. The Bank confirms that as a matter of practice it is its intention to give prompt notice to the Borrower of such occurrence but failure by the Bank to give any such notice shall not prejudice its rights to seek such compensation from the Borrower.

15.3 If any change in or in the interpretation or application of, any law, regulation or treaty shall make it unlawful hereunder or in any jurisdiction applicable to the Bank for the Bank to make available or maintain the Loan or to give effect to its other obligations as contemplated hereby then the Bank may, by notice thereof to (in this Clause 15 an "Illegality Notice") declare that the whole or any part of the Bank's such obligations shall be terminated forthwith whereafter upon written notice or notices being served by the Bank upon the Borrower one or more of the following may apply at the Bank's sole and unfettered discretion:-

         (A) the Borrower will prepay the Loan together with interest accrued thereon forthwith (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Interest Period(s)); and

         (B) the Bank's obligation thereafter to make available the Loan or any part thereof shall be upon such terms as the Bank may specify.

15.4     Without prejudice to the exercise of the Bank's discretion under Clause
15.3 and the obligations of the Borrower thereunder, in the event that the Bank serves an Illegality Notice, the Bank and the Borrower shall negotiate in good faith with a view to agreeing terms for making or continuing to make the Loan or any part thereof available from another jurisdiction where to do so would be lawful in all respects.

15.5 The Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any governmental or local authority or any strike, lockout, boycott or blockade (including any such effected by or upon the Bank's employees) or from any Act of God or war (whether declared or not) affecting the Bank.

16.      TAXES

16.1 The Borrower agrees to pay or to cause to be paid directly to the appropriate governmental authority or to the Bank the cost of any and all present and future Taxes (other than tax on the overall net income of the Bank) or such sum as shall be necessary to reimburse the Bank in respect of any such cost (including any additional Taxes due as a consequence of such payment or reimbursement) levied or imposed by any governmental authority on or with regard to any aspect of the transaction contemplated in or by this Agreement.

16.2 If the Borrower is prohibited by operation of law from paying, causing to be paid or reimbursing the Bank for the cost of any Taxes, as provided by the terms of Clause 16.1 or if the Bank is required by law to make any payment on or in relation to any amount received or receivable from the Borrower on account of any Taxes then any such payment due under this Agreement shall be increased to ensure that, after such deduction of or payment for such Taxes, the Bank receives, remains in possession of and is beneficially entitled to a net sum equal to the sum which it would have received and to which it would have been entitled had no such deduction or payment been required.

16.3 If the Borrower is obliged to make payments for Taxes pursuant to the terms of this Clause 16, it shall confirm to the Bank that all such Taxes have been paid by forwarding to the Bank within thirty (30) days after payment an official receipt (if provided) or such other documentary evidence as is acceptable to the Bank.

16.4 The Bank will account to the Borrower for any such moneys or credit as shall be received by the Bank and recognised by it as being referable to any additional amount paid by the Borrower pursuant to the preceding provisions of this Clause 16 if and to the extent that by so accounting the Bank shall be left in no worse a financial position than it would have been if the circumstances described in this Clause 16 had not arisen.

17.      BENEFIT OF AGREEMENT

17.1 This Agreement shall be binding upon and enure to the benefit of the Bank and the Borrower and their respective successors and assigns. The Borrower may not assign its rights or obligations hereunder.

17.2 The Bank will not assign, transfer or sub-participate all or any part of its rights or obligations under this Agreement and the Security Documents except in circumstances where the ownership of the Bank is, or may be changed and provided that such assignment, transfer or sub-participation does not result in any increased cost to the Borrower under this Agreement. The Bank shall inform the Borrower at least ten (10) days before any such assignment or transfer and, in any such case, the Borrower shall have the option to prepay all amounts outstanding under this Agreement notwithstanding that Clause 8.2 may not have been complied with.

17.3 The Bank may change its Lending Office without the consent of the Borrower provided that no such change in Lending Office shall result in any increased cost to the Borrower under this Agreement. The Bank shall notify the Borrower promptly following any such change of Lending Office.

17.4 The Bank may disclose to any potential assignee or transferee of all or any part of its rights or obligations under this Agreement and the Security Documents or to any such sub-participant permitted under Clause 17.2 such information about this Agreement and/or the Security Documents (or any of them) and the Borrower and/or its related entities as the Bank thinks fit.

17.5 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.      EXPENSES AND INDEMNITIES

18.1 The Borrower undertakes to indemnify the Bank on demand in respect of all costs, charges and expenses including, without limitation, legal fees and survey fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the negotiation, preparation, printing, execution and registration of each of the Security Documents and any other document referred to therein and the completion of the transaction therein contemplated.

18.2 The Borrower undertakes to indemnify the Bank on demand in respect of the charges and expenses including, without limitation, legal fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the consideration and/or implementation of any subsequently agreed variation to any of the Security Documents and the exercise or enforcement or attempted or contemplated exercise or enforcement against any Obligor of, or the reservation or preservation or attempted or contemplated reservation or preservation of any rights, powers, privileges, remedies or securities under, any one or more of the Security Documents.

18.3 The Borrower undertakes to indemnify the Bank on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement and the other Security Documents.

18.4 Without prejudice to the entitlement of the Bank pursuant to the terms of Clauses 6 and 15 the Borrower shall indemnify the Bank against any loss and/or expense (including legal expenses) which it may sustain or incur as a consequence of:-

         (A) any default in repayment of the Loan (or any part thereof) or in payment of interest accrued thereon or any other amount payable pursuant to the terms of one or more of the Security Documents; or

         (B) the occurrence of any other Event of Default or of any prepayment of the Loan or any part thereof otherwise than in accordance with the terms of this Agreement; or

         (C) the Advance not being drawn in accordance with a Utilisation Request relating thereto as a result of the occurrence of an Event of Default or Possible Event of Default; or

         (D) the Advance not being disbursed as a result of any Condition Precedent not having been complied with to the satisfaction of the Bank,

including (but without limitation) all relevant Break Costs.

18.5 The Borrower shall indemnify the Bank against all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank in connection howsoever with any interest rate "swap", "cap" or other transaction entered into or to be entered into by the Bank at the Borrower's request at any time and from time to time with any counterparty during the Loan Period the ultimate commercial purpose of which is to limit or offset the exposure of the Borrower to future increases of floating interest rates in connection howsoever with this Agreement.

18.6 If any sum due from the Borrower under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency ("the first currency") in which the same is payable hereunder or under such order or judgment into another currency ("the second currency") for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order of judgment in any court or tribunal or (iii) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any damages or losses suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

18.7 The indemnities contained in this Clause 18 shall apply irrespective of any indulgence granted to the Borrower from time to time and shall continue in full force and effect notwithstanding any payment in favour of the Bank and any amount due from the Borrower under this Clause 18 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of one or more of the Security Documents.

19.      SET-OFF AND COMBINATION OF ACCOUNTS

19.1 The Borrower irrevocably authorises the Bank following the occurrence of an Event of Default to combine any and all accounts held by the Borrower with it and to apply (without prior notice) any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any such account at any of the Bank's offices in or towards satisfaction of any sum then due from the Borrower to the Bank under this Agreement, the Master Agreement or any of the Security Documents to which the Borrower is a party and is unpaid. For that purpose, the Bank is irrevocably authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

19.2 If the Borrower is the defaulting party under this Agreement or the Master Agreement, the Bank as the non-defaulting party, may (without prejudice to or limitation of its rights of set-off under section 6(e) of the Master Agreement and its rights under Clause 19.1) at the same time as, or at any time after, such Borrower's default set-off any amount due from the Borrower to the Bank under this Agreement against any amount due from the Bank to the Borrower under the Master Agreement, and apply the first amount in discharging the second amount. The effect of any set-off under this Clause 19.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Agreement.

20.      MISCELLANEOUS

20.1 Time is of the essence in respect of all obligations of the Borrower under this Agreement. No failure or delay on the part of the Bank to exercise any power or right pursuant to the terms of this Agreement or any other Security Document shall operate as a waiver thereof nor shall any single or partial exercise by the Bank of any power or right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

20.2 In case any one or more of the provisions contained in one or more of the Security Documents should be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby and shall remain in full force and effect.

20.3 All notices or other communications and all documents to be given to the Bank pursuant to the terms of the Security Documents shall either be in or accompanied by a certified translation into the English language.

20.4 This Agreement may be amended or varied only by an instrument in writing executed by or on behalf of all of the parties hereto.

20.5 This Agreement may be executed in counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

20.6 A certificate by the Bank as to any amount due or calculation made hereunder shall be conclusive save for manifest error.

20.7 This Agreement and the other Security Documents to which the Borrower is a party represent the entire agreement between the Bank and the Borrower and all prior discussions and negotiations are merged herein and therein.

20.8 In the event of any inconsistency between the terms of this Agreement and the terms of any of the other Security Documents, the terms of this Agreement shall prevail.

21.      NOTICES

21.1 Except as otherwise provided herein, any notice, request, demand or other communication to be made or delivered pursuant to this Agreement shall be given in writing in the English language and shall:-

         (A) be addressed (i) in the case of the Borrower to it at the Notice Address and (ii) in the case of the Bank to it at the Lending Office or, in either case, to such other address as either party may from time to time notify in writing to the other;

         (B) be delivered personally or by first class post with postage prepaid (airmail if available) or by telefax;

         (C) be deemed to have been received, in the case of any letter, when delivered personally or five (5) days after being deposited in the post if sent by first class post (airmail if available) or, in the case of telefax, immediately upon receipt of a complete and legible copy of the communication provided prior warning of despatch is given by telephone to the addressee.

22.      GOVERNING LAW, JURISDICTION AND PROCESS

22.1 This Agreement shall be governed by and construed in accordance with English law and, for the exclusive benefit of the Bank, the Borrower agrees that any legal action or proceeding arising out of any Security Document to which it is a party may be brought in the High Court of Justice in England and irrevocably submits itself to the jurisdiction of that court. The submission by the Borrower to such jurisdiction shall not limit the right of the Bank to commence any proceedings arising out of this Agreement or any other such Security Document in whatsoever jurisdiction it may choose, nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude the Bank from beginning any further or other such legal action or proceeding in the same or any other jurisdiction. The Borrower irrevocably waives any objection which it may have now or hereafter to the jurisdiction of the said High Court of Justice in England and agrees not to claim that such court is not a convenient or appropriate forum.

22.2 The Borrower consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

22.3 The Borrower hereby irrevocably authorises and appoints the Process Agent as its agent in England for the acceptance of service of legal process under this Agreement, service upon whom at the Process Address shall be deemed to constitute good service of legal process without prejudice to any other lawful means. The Borrower undertakes to procure that the Process Agent (or any successor thereto approved by the Bank) shall act as the Borrower's agent for service of process in England throughout the Loan Period and that, should a successor agent be appointed, such person shall confirm in writing to the Bank its acceptance of such appointment.

                                   SCHEDULE 1

The Mandatory Cost Rate will be calculated in accordance with the following formula:

                                    F x 0.01
                                    --------
                                      300

where on the day(s) of application of the formula:

F. is the rate of charge payable by the Bank to the Financial Services Authority pursuant to paragraph 2 of the Fees Regulations (but where for this purpose, the figure at paragraph 2.02b/2.03b shall be deemed to be zero) and expressed in pounds per (pound)1 million of the Fee Base of the Lender.

For the purposes of this Schedule.

Fee Base has the meaning ascribed to it for the purposes of, and all be calculated in accordance with, the Fees Regulations.

Fees Regulations means, as appropriate, either the Banking Supervision (Fees) Regulations 1998 or such regulations as from time to time may be in force, relating to the payment of fees for banking supervision in respect of periods subsequent to 31 March 1999.

Any reference to a provision of any statute, directive, order or regulation herein is a reference to that provision as amended or re-enacted from time to time.

If alternative or additional financial requirements are imposed which the Bank's opinion make the formula set out above no longer appropriate, the Bank shall be entitled to stipulate such other formula as shall be suitable to apply in substitution for the formula set out above.

                                   SCHEDULE 2

The conditions precedent in respect of the Advance are:-

1. Due execution and delivery of the Security Documents and of any documents to be executed pursuant to the terms thereof (including, without limitation, any notices to be given and/or acknowledgements to be received pursuant thereto) and due registration of the Mortgage and any other registrable charges created pursuant to the Security Documents.

2. Completion of all such formalities and execution of all such mandates as are necessary to establish the Operating Account.

3.       Delivery to the Bank in respect of each corporate Obligor of:-

         (A) a certified copy of its certificate of incorporation and of each of its constituting corporate documents;

         (B) certified copies of resolutions passed at duly convened meetings of its directors and shareholders approving the execution and performance by it of each of the Subject Documents to which it is or will be a party (and all matters incidental thereto);

         (C) the original power of attorney, if any, issued pursuant to the resolutions referred to in (B) above duly notarised and (if required by the Bank) apostilled or legalised;

         (D) a certificate signed by its secretary certifying (i) the names and offices of each director and officer thereof, (ii) the amount of its authorised and issued share capital and the names and shareholdings of each shareholder and
(iii) that no consents or approvals are required by it from any authority, creditor or other person whatsoever for the execution and performance by it of any of the Subject Documents to which it is or will be a party (or, if any such consent or approval is required, attaching certified copies thereof and confirming that no other such consents or approvals are required);

         (E) a  certificate  of  goodstanding

         each in such form and with such content as may be acceptable to the Bank.

4. Delivery to the Bank of a certified copy of the MOA and of such other Subject Documents not specifically mentioned herein and any other documents executed pursuant thereto as the Bank may require, each in such form and with such content as may be acceptable to the Bank.

5. Production of such evidence as the Bank may require that there is no dispute under any of the Subject Documents as between the parties thereto.

6. Delivery to the Bank of a certified copy of the latest unaudited consolidated accounts of the Guarantor.

7. Production of such evidence as the Bank may require that the Purchase Price has been (or contemporaneously with drawdown of the Advance will be) paid in full to the Seller and that the Ship has been (or contemporaneously with drawdown of the Advance will be) delivered to and accepted by the Borrower under the MOA and registered in the name of the Borrower under the laws and flag of the Republic of Panama, free from all Encumbrances except Permitted Encumbrances, and that the prior registration of the Ship in the name of the Seller has been cancelled.

8. Production of such evidence as the Bank may require that the Ship is insured in accordance with the terms of the Security Documents and that the interest of the Bank in the Insurances as assignee or co-assured has been or will be effected and thereafter noted by all underwriters, brokers, reinsurers and mutual clubs and associations concerned.

9. Written confirmation from the insurance brokers and the managers of any protection and indemnity or war risks association through whom any Insurances have been placed that they will each issue a letter of undertaking in a form acceptable to the Bank upon receipt of a written notice of the assignment of the Insurances contained in the General Assignment.

10. Production of such evidence as the Bank may require that the Ship maintains the highest class free of any requirements, recommendations or qualifications, except to the extent agreed by the Bank in writing, with a classification society acceptable to the Bank.

11.      Delivery to the Bank of a certified copy, of:-

         (A) a valid safety management certificate (or interim safety management certificate) issued to the Ship in respect of its management by the Borrower (or by any operator of the Ship) pursuant to the International Safety Management Code;

         (B) a valid document of compliance (or interim document of compliance) issued to the Borrower (or to any operator of the Ship) in respect of ships of the same type as the Ship pursuant to the International Safety Management Code;

         (C) a current certificate of financial responsibility in respect of the Ship (if it is then trading to the United States of America) issued under the US Oil Pollution Act of 1990; and

         (D) such other of the Ship's tonnage, SOLAS and other trading certificates as the Bank shall require.

12. Evidence that all such fees and expenses referred to in Clause 10 as are payable on or before the Drawdown Date have been received by the Bank.

13. The issue of such favourable written legal opinions in such form as the Bank may require relating to all aspects of the transactions contemplated hereby governed by any applicable law.

14. Confirmation from the Process Agent that it will act as the process agent for service of process in England of each Obligor.

15. An acceptable independent charter-free Valuation of the Ship addressed to the Bank and dated no earlier than seven (7) days prior to the Drawdown Date.

16. Evidence satisfactory to the Bank that any part of the Purchase Price of the Ship not advanced by the Bank under this Agreement and borrowed by the Borrower is duly subordinated to the Loan.

17. A report on the adequacy of the Vessel's insurances by an independent insurance consultant approved by the Bank.

                                   SCHEDULE 3

                           FORM OF UTILISATION REQUEST

To:  The Royal Bank of Scotland plc
     Shipping Business Centre
     5-10 Great Tower Street
     London EC2A 2HB

                                                         Date:            2001

Dear Sirs

FINANCING OF HULL NO. [     ] T.B.N. "[     ]"

1. We refer to the loan agreement (the "Agreement") dated __________ 2001 made between yourselves as lender and ourselves as borrower. Words and expressions whose meanings are defined in the Agreement shall have the same meanings when used herein.

2. We confirm that, at the date hereof, no Event of Default or Possible Event of Default has occurred which has not been remedied and that the representations and warranties contained in Clause 12.1 of the Agreement are true and accurate with reference (mutatis mutandis) to all facts and circumstances existing at the date hereof.

3.   We hereby give you notice that we wish to draw [    ] Dollars (USD[     ])
under the terms of the Agreement on [     ].

4.   We hereby request that the first Interest Period in respect of the Advance
shall be of [     ] ([     ]) months' duration.

5. On the Drawdown Date you are hereby irrevocably authorised and requested to apply the Advance as follows:-

     (A)  as to the sum of [    ] Dollars (USD[    ]) in disbursement thereof to
the Builder's account number [    ] at [    ]; and

     (B)  as to the balance of [     ] Dollars (USD[    ]) in disbursement
thereof to our account number [    ] at [    ].

Yours faithfully
[              ]
By:
   --------------------------
Title:

                                   SCHEDULE 4

The Royal Bank of Scotland plc
The Shipping Business Centre
5-10 Great Tower Street
London EC3P 3HX ("the Bank")

Dear Sirs
"______________________ " ("THE SHIP")

We refer to a loan agreement dated 2001 (hereinafter as the same may from time to time be amended varied or supplemented called "the Loan Agreement") made between the Bank and Petromar Limited ("the Borrower") whereby the Bank has agreed to make available to the Borrower a loan facility of up to twenty million United States Dollars (USD20,000,000).

It was a condition precedent of the Loan Agreement that we would give you this letter and we therefore agree and undertake with you that while you remain as mortgagee of the Vessel we will not without your prior written consent, following your notifying us in writing or by telex that an Event of Default has occurred under the Loan Agreement, and thereafter, whilst any moneys remain owing to the Bank under the Loan Agreement:-

(a) accept payment in whole or in part of any moneys then or thereafter owing to us by the Borrower in relation to our appointment as manager of the Vessel or under any agreement entered into by us with the Borrower providing for such appointment; or

(b) take any steps to enforce our rights to recover any moneys owing to us by the Borrower and more particularly (but without limitation to the generality of the foregoing) take or issue any judicial or other legal proceedings against the Borrower or any of its property or assets (including, but without limitation, the Vessel or any share or interest therein); or

(c) prove in the liquidation or other dissolution of the Borrower in competition with you.

Any notice to be sent to us in connection with this letter should be sent to us at Status Center, 2A Areos Street, Vouliagmeni 16671, Athens, Greece (telex no. ___________ facsimile no. (+301 9670 150).

This letter shall be governed by and construed in accordance with English law and for the exclusive benefit of the Bank we hereby submit to the jurisdiction of the English courts. We hereby irrevocably appoint Stelmar Tankers (UK) Ltd as our agent to accept service of all proceedings hereunder on our behalf.

Yours faithfully

Signed:  STELMAR TANKERS (MANAGEMENT) LTD


By:
   ---------------------------

                                 EXECUTION PAGE

IN WITNESS whereof the parties have executed this Agreement the day and year first written above.

SIGNED by

for and on behalf of                )
THE ROYAL BANK OF SCOTLAND PLC      )
in the presence of:-                )

Name:

Address:

Occupation:




SIGNED by

for and on behalf of
PETROMAR LIMITED
in the presence of:-

Name:

Address:

Occupation:


02509.004 #309374